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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*

                         MANUFACTURED HOME COMMUNITIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   564682 10 2
                             -----------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 564682 10 2                 13G                     Page 2 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samuel Zell
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          584,852
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           318,325
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            584,852
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     318,325
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

903,177
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

4.1% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

IN
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                13G                      Page 3 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samuel Zell Revocable Trust u/t/a 1-17-1990
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Illinois
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           318,325
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     318,325
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

318,325
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

1.4% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                13G                      Page 4 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samstock/SZRT, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
Delaware
--------------------------------------------------------------------------------
               5. Sole Voting Power NUMBER OF 0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           307,774
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     307,774
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

307,774
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

1.4% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                 13G                     Page 5 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samstock/ZGPI, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           6,003
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     6,003
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

6,003
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

Less than 0.1% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                13G                      Page 6 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samstock, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           947,665
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     947,665
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

947,665
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

4.3% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                13G                      Page 7 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samstock/ZFT, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           196,165
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     196,165
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

196,165
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.9% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                13G                      Page 8 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

EGI Holdings, Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Illinois
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           579,873
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     579,873
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

579,873
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

2.6% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

CO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2                13G                      Page 9 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Donald S. Chisholm Trust
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Michigan
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          7,000
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           0
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            7,000
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

7,000
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

Less than 0.1% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 10 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Samstock/Alpha, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           8,887
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     8,887
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

8,887
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

Less than 0.1% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 11 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

EGIL Investments, Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Illinois
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           579,873
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     579,873
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

579,873
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

2.6% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

CO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 12 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Ann Lurie
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           1,398,876
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     1,398,876
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

1,398,876
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

6.3% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

IN
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 13 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Anda Partnership
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Nevada
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           233,694
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     233,694
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

233,694
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

1.1% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 14 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

LFT Partnership
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Illinois
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           5,436
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     5,436
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

5,346
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

Less than 0.1% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 15 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Mark Slezak
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           1,393,404
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     1,393,404
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

1,393,440
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

6.3% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

IN
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 16 of 22 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Chai Trust Company, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions) (a) [X]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

Illinois
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF                                          0
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                           2,318,466
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON                                            0
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                                                     2,318,466
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

2,318,466
--------------------------------------------------------------------------------
10. Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

10.5% (1)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

OO
--------------------------------------------------------------------------------


(1) Calculated based on 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002, and assuming the exchange of such Reporting Person's OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No. 564682 10 2               13G                      Page 17 of 22 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

Manufactured Home Communities, Inc., a Maryland corporation
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

This Schedule 13G/A is being filed by the following persons and entities:

Samuel Zell
Samuel Zell Revocable Trust u/t/a 1-17-90
Samstock/SZRT, L.L.C., a Delaware limited liability company Samstock/ZGPI, L.L.C., a Delaware limited liability company Samstock, L.L.C., a Delaware limited liability company Samstock/ZFT, L.L.C., a Delaware limited liability company Samstock/Alpha, L.L.C., a Delaware limited liability company
EGI Holdings, Inc., an Illinois corporation
Donald S. Chisholm Revocable Trust
EGIL Investments, Inc., an Illinois corporation
Ann Lurie
Anda Partnership, an Illinois general partnership
LFT Partnership, an Illinois general partnership
Mark Slezak
Chai Trust Company, L.L.C., a Illinois limited liability company

The  above  persons  and  entities  are  each  a  "Reporting   Person"  and  are
collectively referred to herein as the "Reporting Persons."
-------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

The address for each of the Reporting Persons (other than Donald S. Chisolm Trust) is Two North Riverside Plaza, Chicago, Illinois 60606

The address for Donald S. Chisholm Trust is 505 E. Huron Street Ann Arbor, Michigan 48104
--------------------------------------------------------------------------------
Item 2(c). Citizenship:

The Reporting Persons' state or organization or citizenship is as follows:

         Samuel Zell                                          United States
         Samuel Zell Revocable Trust u/t/a 1-17-90            Illinois
         Samstock/SZRT, L.L.C.                                Delaware
         Samstock/ZGPI, L.L.C.                                Delaware
         Samstock, L.L.C.                                     Delaware
         Samstock/ZFT, L.L.C.                                 Delaware
         Samstock/Alpha, L.L.C.                               Delaware
         EGI Holdings, Inc.                                   Illinois
         Donald S. Chisholm Revocable Trust                   Michigan
         EGIL Investments, Inc.                               Illinois
         Ann Lurie                                            United States
         Anda Partnership                                     Illinois
         LFT Partnership                                      Illinois
         Mark Slezak                                          United States
         Chai Trust Company, L.L.C.                           Illinois
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

The securities reported herein are shares of common stock, par value $.01 per share of the Issuer ("Common Stock").
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

564682 10 2
--------------------------------------------------------------------------------

CUSIP No. 564682 10 2               13G                      Page 18 of 22 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)       [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)       [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

This Issuer is the sole general partner of MHC Operating Limited Partnership, an Illinois limited Partnership (the "Operating Partnership"). Certain of the Reporting Persons (Samstock/SZRT, L.L.C.; Samstock, L.L.C.; Samstock/ZFT, L.L.C.; EGI Holdings, Inc.; EGIL Investments, Inc.; Anda Partnership; and LFT Partnership) are limited partners of the Operating Partnership. Each limited partner of the Operating Partnership holds operating partnership units ("OP Units") which are exchangeable, at the holder's option, on a one-for-one basis into a share of Common Stock. Amounts reported herein for each Reporting Person assume (i) the exchange of such Reporting Person's OP Units for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable; and
(ii) the exchange of all Reporting Persons' OP Units for shares of Common Stock and the exercise of all Reporting Persons' options to purchase Common Stock beneficially owned by the Reporting Persons.

To the best knowledge of each of the Reporting Persons, Issuer had 22,032,708 shares of Common Stock outstanding as of October 31, 2002, as set forth in the Issuer's Quarterly Report on Form 10-Q for the period ended November 4, 2002.

Collectively, the Reporting Persons own 3,467,773 shares of Common Stock, or 15.7%, of the issued and outstanding shares of Common Stock (assuming the conversion of all OP Units and the exercise of all options to purchase shares of Common Stock beneficially owned by the Reporting Persons).

Samuel Zell has the sole power to vote and to direct the vote and the sole power to dispose and to direct the disposition of 584,852 shares of Common Stock (assuming the exercise of options to purchase 584,852 shares of Common Stock).

Messrs. Zell and Slezak; Mrs. Lurie, the Samuel Zell Revocable Trust u/t/a 1/17/90 and Chai Trust Company, L.L.C. share the power to vote or to direct the vote and share the power to dispose or to direct the disposition of the shares of Common Stock with each of the Reporting Persons as shown in the following table:

CUSIP No. 564682 10 2                 13G                    Page 19 of 22 Pages

                     Shared Power with Such Reporting Person



----------------------------------------------------------------------------------------------------------------------------------
                                  Total
                                  Beneficially                                                    Samuel Zell    Chai Trust
                                  Owned by                                                        Revocable      Company,
Reporting Person ("RP")           such RP        Samuel Zell    Ann Lurie       Mark Slezak       Trust          L.L.C.
----------------------------------------------------------------------------------------------------------------------------------
Samuel Zell Revocable Trust       10,551         10,551                                           10,551
----------------------------------------------------------------------------------------------------------------------------------
Samstock/SZRT, L.L.C.             307,774(1)     307,774                                          307,774
----------------------------------------------------------------------------------------------------------------------------------
Samstock/ZGPI, L.L.C.             6,003                                                                          6,003
----------------------------------------------------------------------------------------------------------------------------------
Samstock, L.L.C.                  947,665(2)                                                                     947,665
----------------------------------------------------------------------------------------------------------------------------------
Samstock/ZFT, L.L.C.              196,165(3)                                                                     196,165
----------------------------------------------------------------------------------------------------------------------------------
Samstock/Alpha, L.L.C.            8,887                                                                          8,887
----------------------------------------------------------------------------------------------------------------------------------
EGI Holdings, Inc.                579,873(4)                    579,873         579,873                          579,873
----------------------------------------------------------------------------------------------------------------------------------
EGIL Investments, Inc.            579,873(4)                    579,873         579,873                          579,873
----------------------------------------------------------------------------------------------------------------------------------
Anda Partnership                  233,694(4)                    233,694         233,694
----------------------------------------------------------------------------------------------------------------------------------
LFT Partnership                   5,436(4)                      5,436
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Total Shared Votes                2,875,921      318,325        1,398,876       1,393,040         318,325        2,318,466
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

     (1)        Includes 13,641 OP Units
     (2)        Includes 601,665 OP Units
     (3)        Includes 187,278
     (4)        Represents OP Units

Samuel Zell has the sole power to vote and to direct the vote and the sole power to dispose and to direct the disposition of 584,852 shares of Common Stock (assuming the exercise of options to purchase 569,998 shares of Common Stock). The Donald S. Chisholm Trust has the sole power to vote and direct the vote and the sole power to dispose and to direct the disposition of 7,000 shares of Common Stock.

                     Sole Power with Respect to Common Stock



-----------------------------------------------------------------------------------------------------------------------------------
                                  Total
                                  Beneficially                                                    Samuel Zell    Chai Trust
                                  Owned by                                                        Revocable      Company,
Reporting Person ("RP")           such RP        Samuel Zell    Ann Lurie       Mark Slezak       Trust          L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Samuel Zell                       584,852        584,852        0               0                 0              0
-----------------------------------------------------------------------------------------------------------------------------------
Ann Lurie                         0              0              0               0                 0              0
-----------------------------------------------------------------------------------------------------------------------------------
Mark Slezak                       0              0              0               0                 0              0
-----------------------------------------------------------------------------------------------------------------------------------
Donald S. Chisolm Trust           7,000          0              0               0                 0              0
-----------------------------------------------------------------------------------------------------------------------------------
Total Sole Power                  591,852        584,852        0               0                 0              0
-----------------------------------------------------------------------------------------------------------------------------------
Total Sole and Shared Power       3,467,773      903,177        1,398,876       1,393,040         318,325        2,318,466
-----------------------------------------------------------------------------------------------------------------------------------
Percent of Outstanding            15.7%          4.1%           6.3%            6.3%              1.4%           10.5%
-----------------------------------------------------------------------------------------------------------------------------------

CUSIP No. 564682 10 2               13G                      Page 20 of 22 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.

CUSIP No. 564682 10 2               13G                      Page 21 of 22 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 26, 2003


SAMUEL ZELL REVOCABLE TRUST U/T/A 1/17/90

By:   /s/ Samuel Zell
--------------------------------------
Its: Trustee

SAMSTOCK, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

By:   /s/ Donald J. Liebentritt
--------------------------------------
Its: Vice President

SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

By:   /s/ Donald J. Liebentritt
--------------------------------------
Its: Vice President

SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

By:   /s/ Donald J. Liebentritt
--------------------------------------
Its: Vice President

SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

By:   /s/ Donald J. Liebentritt
--------------------------------------
Its: Vice President

SAMSTOCK/ALPHA, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

By:   /s/ Donald J. Liebentritt
--------------------------------------
Its: Vice President

EGI HOLDINGS, INC., AN ILLINOIS CORPORATION

By:   /s/ Donald J. Liebentritt
--------------------------------------
Its: Vice President

DONALD S. CHISHOLM TRUST

By:   /s/ Samuel Zell
--------------------------------------
Its: Co-Trustee

EGIL INVESTMENTS, INC., AN ILLINOIS CORPORATION

By:   /s/ Mark Slezak
--------------------------------------
Its: Vice President

ANDA PARTNERSHIP, AN ILLINOIS GENERAL PARTNERSHIP

By: Ann Only Trust, a general partner

By:   /s/ Ann Lurie
--------------------------------------
Its:  Co-Trustee

AND

By:   Ann and Descendants Trust

By:   /s/ Ann Lurie
--------------------------------------
Its:  Co-Trustee

CUSIP No. 564682 10 2               13G                      Page 22 of 22 Pages

LFT PARTNERSHIP, AN ILLINOIS GENERAL PARTNERSHIP

By: Jesse Trust, a general partner
By:   /s/ Ann Lurie
--------------------------------------
Its: Trustee

/s/ Samuel Zell
------------------------------------------
Samuel Zell

/s/ Ann Lurie
------------------------------------------
Ann Lurie

/s/ Mark Slezak
------------------------------------------
Mark Slezak

CHAI TRUST COMPANY, L.L.C.

By:   /s/ Donald J. Liebentritt
------------------------------------------
Its: Vice President